                                                                  Exhibit 10.4



                                FEBRUARY 28, 2001

                                PRICESMART, INC.

                                       AND

                            NOVONT HOLDINGS CO., LTD.

                                       AND

                 NOVONT, INC., dba TIMETONE INTERNATIONAL GROUP

                                       AND

                       CHENG CHENG IMPORT EXPORT CO., LTD.




           ===========================================================

                        PRC TECHNOLOGY LICENSE AGREEMENT
                                    (AMENDED)

           ===========================================================

                                    CONTENTS

1.    Definitions And Interpretation..........................................6

2.    License.................................................................7

3.    Computer Software Systems...............................................8

4.    Technical Support Service..............................................10

5.    Consideration for License and Rights...................................12

6.    Additional Duties of Licensee..........................................14

7.    Merchandising..........................................................17

8.    Protection of Intellectual Property Rights.............................19

9.    Indemnities............................................................20

10.   Confidential Information And Non-competition...........................22

11.   Term; Termination......................................................23

12.   Termination............................................................23

13.   Arbitration............................................................25

14.   General Provisions.....................................................26

15.   Restriction on Transfers...............................................27

16.   [Intentionally deleted]................................................28

17.   Change Of Control Of Licensor..........................................28

Exhibit A    Agency Agreement between Novont Holdings Co., Ltd. andCheng Cheng
Import-Export Co., Ltd.......................................................31

Exhibit B    Territory.......................................................32

Exhibit C    J.D. Edwards Agreement..........................................33

Exhibit D    Form Of Gross Sales Report......................................34

Exhibit E    Territory Outlet Openings.......................................35

Exhibit F    Current Policies, Procedures and Quality Standards..............36

Exhibit G    Employee's Confidential Information Agreement...................41

Exhibit H    Key Employee's Confidentiality and Non-Competition Agreement
("Agreement")................................................................42

THIS AGREEMENT, dated as of February 28, 2001, is made:

BETWEEN

(1) PRICESMART, INC. a corporation organized and existing under the laws of the State of Delaware, United States of America (USA), with a principal office and place of business at 4649 Morena Blvd., San Diego, CA 92117, USA (LICENSOR);

(2) NOVONT HOLDINGS CO., LTD., a limited liability company, organized and existing under the laws of the People's Republic of China (PRC), with its registered address at Xuhai Building, Room 601, No. 86 Haidian Road, Haidian District, Beijing, PRC (LICENSEE);

(3) NOVONT, INC., dba TIMETONE INTERNATIONAL GROUP, a corporation organized and existing under the laws of the State of California, USA, with its registered address at 444 South Flower St., Los Angeles, CA., 90071 (US LICENSEE);

(4) Cheng Cheng Import-Export Co., Ltd. a company organized and existing under the laws of the PRC possessing valid foreign trade rights, with its registered address at No. 18 Xueqing Road, Haidian District, Beijing, PRC, as agent on behalf of Licensee for the importation of the relevant technology and goods under this Agreement (IMPORT AGENT); the Agency Agreement between Licensee and the Import Agent is attached hereto as Exhibit A.

WHEREAS

(A) Licensor owns the rights to certain trade secrets, know-how and other intellectual property which have proven sufficient for the design, establishment, management and operation of a business engaged in the sale of general merchandise, food and related products and services (the MERCHANDISE BUSINESS SYSTEM); and

(B) Licensee desires that Licensor provide to Licensee the right to establish the Merchandise Business System in the Territory and the right to receive certain merchandising and technical support from Licensor, including training of Licensee's personnel in the methods of establishing and operating the Merchandise Business System;

(C) Licensor is willing to provide such rights to Licensee, subject to the terms and conditions set forth below;


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


(D) US Licensee is willing to and agrees to facilitate the implementation of this Agreement as may be necessary or appropriate;

(E) The Import Agent has agreed to act as import agent for Licensee with regard to Licensee's import requirements;

(F) This Agreement is intended to and shall supercede the PRC Technology License Agreement entered into on January 4, 1999 between Licensor, Licensee's predecessor in interest BEIJING PRICESMART MEMBERSHIP SHOPPING ENTERPRISES GROUP, US Licensee and Import Agent.

IT IS AGREED AS FOLLOWS:

1.     DEFINITIONS AND INTERPRETATION

1.1    In this Agreement:

AFFILIATE shall mean in relation to any individual, organization (unincorporated or incorporated), association, trust, entity or partnership (collectively a PERSON) any other Person which it controls or which controls it or with which it is under common control. For this purpose, CONTROL means the direct or indirect ownership or control of fifty percent (50%) or more of the interest or equity of the relevant Person.

APPROVAL AUTHORITY shall mean the Ministry of Foreign Trade and Economic Cooperation or its subsidiary agency, as applicable.

BUSINESS PLAN shall mean an operating plan prepared by Licensee for the establishment and operation of the Merchandise Business System in the Territory, including among other things, expenses and revenues.

GOVERNMENTAL APPROVAL shall mean any consent, permission, approval, authorization, order or expiration of waiting period following filing or notification, of any agency or instrumentality of the government(s) of the PRC that is required in order for the parties to this Agreement to carry out all provisions of this Agreement.

PERSON shall mean any individual, organization (unincorporated or incorporated), association, trust, entity or partnership.

PRICESMART INTELLECTUAL PROPERTY shall mean all intangible proprietary rights owned by or controlled by Licensor relating to the ownership and operation of the Merchandise Business System in the PRC, including, without limitation, Licensor Trademarks, intellectual property, copyrights, trade dress, patents and/or trademarks or service marks,


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private labels and brand names, trade secrets, know-how and technical expertise.

TERRITORY shall mean the People's Republic of China, excluding Hong Kong, Macao and Taiwan.

TERRITORY OUTLET shall means a store established and operated in the Territory by Licensee using the Merchandise Business System.

TRANSACTION shall mean, whether in one or a series of transactions, the sale, transfer or other disposition, directly or indirectly, of all or a significant portion (defined as at least a 50% interest, taking into account any right or option to acquire an interest in Licensor subsequent to a Transaction) of the business, assets or securities of Licensor whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture or otherwise, or any other extraordinary corporate transaction involving Licensor.

YEAR shall mean a twelve-month period and each anniversary thereof.

1.2    In this Agreement:

(a)    references to clauses are to clauses of this Agreement;

(b)    words importing a gender include every gender; and

(c) headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.     LICENSE

2.1 License. Subject to the terms and conditions of this Agreement, to Licensee's compliance with and observance of all such terms and conditions, and to the terms of existing agreements to which Licensor and its Affiliates may be parties, Licensor hereby grants to Licensee an exclusive license to use in the Territory and for the Merchandise Business Systems only, such of the PriceSmart Intellectual Property as is reasonably required to develop and operate the Territory Outlets for so long as this Agreement shall remain in effect but not thereafter, solely in connection with the establishment and operation of Territory Outlets.

2.2 Rights Reserved. All rights not granted by Licensor hereunder are reserved to Licensor. Any use by Licensee of the PriceSmart Intellectual Property beyond the rights herein granted shall be a material breach of this Agreement by Licensee.


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

2.3 Scope of License. This license shall remain in effect for the term of this Agreement only. The scope of this license shall be subject to contractual and legal licensing restrictions to which Licensor is subject, which restrictions may limit the ability of Licensor to make certain PriceSmart Intellectual Property available to Licensee under this Agreement.

2.4 No Right of Sub-license. Licensee shall have no right to sub-license any of the rights granted to Licensee herein without first obtaining the express written approval of Licensor. However, Licensee may sub-license its rights under clause 2.1 to a Person in which Licensee directly holds 50% or more of the voting equity, provided: (i) Licensor approves in advance the other equity owners of such sub-licensee, who shall be issued equity in sub-licensee solely in exchange for a contribution of real property (or the rights to use the same) for use by sub-licensee as a Territory Outlet; (ii) Licensor approves the sub-license agreement and the terms of any other agreements between Licensee and sub-licensee in advance; and (iii) sub-licensee agrees to be bound by all obligations of Licensee hereunder. Licensee shall be liable for all obligations of sub-licensee under any sub-licence agreement or any other agreement between Licensee and sub-licensee. Licensor may, but shall not be obliged to, prepare all sub-licensing agreements between Licensee and sub-licensee.

3.     COMPUTER SOFTWARE SYSTEMS

3.1 Transfer. Licensor shall transfer to Licensee, for use solely in connection with the operation of Territory Outlets, (i) the Source Code for the interface to the point of sale system; and (ii) the Source Code for the PC-based membership application system; and (iii) all historic data directly related to Licensee's master file records and Licensee's transaction records residing in Licensor's AS-400 System (collectively, the "Transferred Data").

3.2 One Time Transfer Fee. Concurrent with the execution of this Agreement, Licensor shall pay to Licensee a one time transfer fee of US$52,630 as consideration for the Transferred Data.

3.3 Access to Computer Systems. If so requested by Licensee, Licensor shall allow Licensee to have continued access (in the same manner as such access has existed immediately prior to the execution of this Agreement) to the computer software systems based at Licensor's headquarters up to May 1, 2002. If Licensee requests Licensor for such access for a full year, Licensee shall pay to Licensor a fee of US$58,480 commencing 1 May 2001 for the first Territory Outlet and US$17,544 for each additional Territory Outlet. The fee shall be paid in advance on a monthly basis, prorated for any portion of the year for which Licensee requests and receives such access. Licensee shall also reimburse Licensor for any amounts which it is required to pay to the licensor of the computer software systems in order to allow Licensee to access such computer software systems.

3.4 Programming Errors. If Licensee requests access to the computer software systems pursuant to clause 3.1 above, and in the event the computer software systems fail during such period to properly support the subject systems functions during such period, Licensor shall, at its expense, promptly fix any Licensor programming error in the software comprising the computer software systems, which causes the computer software systems not to function as intended.

3.5 Data Link. If Licensee requests access to Licensor's computer software systems, then Licensee shall be solely responsible for providing and maintaining the data communications link to provide remote access, as approved by Licensor, between the computer system in San Diego, California which operates the computer software systems and the Licensee computer equipment in the Territory. Licensee shall bear the costs associated with obtaining, installing and maintaining such data communications link.

3.6 Confidentiality and Other Terms. Licensee shall maintain in confidentiality and shall not transfer, sub-license or otherwise disclose the Transferred Data to any third party. Licensee shall not use the Transferred Data to compete, directly or indirectly, individually or in conjunction with other persons or entities, with Licensor outside of the Territory. Licensee agrees that it shall be bound by the terms and conditions of the Software License Agreement attached hereto as Exhibit C with respect to the computer software systems; provided, that Licensee shall not be deemed to receive any rights or benefits under such agreement by agreeing to be bound by its terms. All of Licensee's rights to access the computer software systems shall arise pursuant to this Agreement. The transfer of the Source Codes referenced in Section 3.1(i) and (ii) is on a non-exclusive basis.

3.7 Limitation of Damages. The Parties acknowledge that Licensor provides access to the computer software systems on an "as is" basis, pursuant to and subject to Licensor's Software License Agreement with J.D. Edwards & Company, attached hereto as Exhibit C. As such, Licensor's liability towards Licensee for the computer software systems shall be subject to the same terms and conditions as the liability of J.D. Edwards & Company to Licensor under such Software License Agreement. Licensee agrees to execute an "Affiliate Amendment", whereby Licensee affirms to J.D. Edwards that Licensee has agreed to be bound to the applicable terms of said Software License Agreement.

4.     TECHNICAL SUPPORT SERVICE

4.1    Design Services.

(a) Licensor shall be available to assist Licensee by evaluating building design, building layout and construction specifications for each Territory Outlet. Licensor shall also provide design specifications (and updated revisions thereof) for the trade dress, brand identification, fixtures and equipment used by Licensor in the operation of its own business, to the extent applicable to the Territory Outlets. Licensee shall reimburse Licensor for all architectural, engineering and related fees paid to third parties in connection with the design services provided under this subsection.

(b) The services provided by Licensor to Licensee pursuant to Section 4.1(a) shall not include any construction management services, including without limitation, the sourcing of contractors or construction materials necessary for the construction of the Territory Outlets. In the event that Licensor provides such services to Licensee, Licensee shall reimburse Licensor for all direct and indirect cost associated with providing such services, including without limitation, the cost of salaries and employee benefits, travel, lodging and living expenses for the Licensor staff members which provide such services.

4.2 Licensor Executive Support. Licensor's senior staff will available to advise Licensee's officers in the preparation, development and updating of the Business Plan. Licensor's senior staff shall make at least two visits per Year (commencing as of the date of this Agreement) to the PRC to evaluate the progress of the Territory Outlets and to advise Licensee management concerning operational issues. Additionally, a Senior Country Manager shall be appointed by Licensor, to serve as the liaison between Licensor and Licensee.

4.3 Management Training. At the request of Licensee, Licensor shall train key management staff of Licensee (including Store Managers, Buying Managers and Central Staff), on Licensor's premises (in stores designated by Licensor or in the central offices of Licensor). The total of such trainees shall not exceed three in any three month period. Such training shall consist of "on the job" experience under standard supervision (for clarity, no "one-on-one training, nor classroom training, nor specialized training documents or materials). Licensee shall be fully


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and solely responsible for all travel, lodging and any related personal expenses of such trainees, as well as any out of pocket expenses which may be incurred by Licensor arising from such training.

4.4 Advisory Services. During the term of this Agreement, Licensee from time to time may request Licensor to provide advisory services over and above the services provided elsewhere in this Agreement which entail brief additional visits by Licensor personnel to the Territory. If Licensor agrees to provide such services, Licensee shall reimburse Licensor for all travel, lodging, and living expenses incurred by Licensor in connection with such visits and, except for reimbursements of such expenses, there shall be no additional fees for such services.

4.5    New Technology.

(a) If and when Licensor develops or obtains new Licensor Intellectual Property (including Intellectual Property related to marketing, merchandising, construction and design matters, but not including any computer software systems or matters related thereto) relevant to the Territory Outlets, Licensor shall inform Licensee and shall make such new Licensor Intellectual Property available to Licensee. Licensee may, but is not obligated to, accept such new Licensor Intellectual Property for use in the Territory Outlets during the term of this Agreement. If Licensee accepts such new Licensor Intellectual Property, Licensor shall provide Licensee with the right to use such new Licensor Intellectual Property in the Territory Outlets without payment of any additional consideration; however, if Licensor incurs any third-party license fee or royalty in connection with Licensee's use, Licensee shall reimburse Licensor in full that amount. Notwithstanding the foregoing, if Licensor is unable, due to contractual or other restrictions, to make any of the foregoing available to Licensee, Licensor shall have no obligation to do so. Further, notwithstanding the foregoing, if Licensor desires that Licensee utilizes the new Licensor Intellectual Property, Licensee shall do so, but Licensee then need not pay any additional third party license fee or royalty.

(b) If and when Licensee develops or obtains new knowledge, know-how or technology relevant to the Merchandise Business System or the Territory Outlets, Licensee shall make such new knowledge, know-how or technology available to the Licensor. Licensor may, but is not obligated to, accept such new knowledge, know-how or technology. If Licensor accepts such new knowledge, know-how or technology, Licensee shall provide Licensor a world-wide (excluding the Territory) royalty-free license to use and sublicense


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       during the term of this Agreement such new knowledge, know-how or technology; provided that if Licensee incurs any unrelated third-party license fee or royalty in connection with Licensor's use, Licensor shall reimburse Licensee in full that amount. Notwithstanding the foregoing, if Licensee is unable, due to contractual or other restrictions, to make any of the foregoing available to Licensor, Licensee shall have no obligation to do so.

4.6 Invoicing and Payment. Licensor shall invoice Licensee monthly for any reimbursement of expenses owed under this Section 4. Licensee shall remit payment to Licensor within fourteen (14) days of receipt of each such invoice.

5.     CONSIDERATION FOR LICENSE AND RIGHTS

5.1 Annual Royalty. In consideration of rights granted to Licensee by Licensor and all training, trade secrets, technical data, know-how and other PriceSmart Intellectual Property to be provided by Licensor, during the term of this Agreement, Licensee shall pay to Licensor an annual flat fee , commencing April 1, 2001 and thereafter extending throughout the term of this Agreement, in the amount of US$116,960 for each Territory Outlet (the ANNUAL ROYALTY). The Annual Royalty shall be paid on a quarterly basis in arrears (on June 30, September 30, December 31 and March 31 of each Year) and shall be prorated for newly-opened Territory Outlets. (Sums due through March 30, 2001 under the PRC Technology License Agreement which is referenced in clause F of the Recitals of this Agreement shall be due and paid pursuant to that agreement.)

5.2 Gross Sales Report. Within fifteen (15) days of the end of each calendar month, Licensee will transmit the monthly sales information shown on Exhibit D to Licensor in San Diego, California.

5.3 Payment in U.S. Dollars. Licensee shall pay each quarterly instalment of the Annual Royalty and all other payments to be made by Licensee to Licensor under this Agreement in U.S. Dollars.

5.4 Method of Payment. All payments made by Licensee to Licensor under this Agreement, shall be made by wire transfer, as Licensor shall direct. Any amounts not paid when due shall bear interest until paid at a rate that is four percent (4%) per annum above the prime lending rate of Bank of America, N.A. Such interest shall be compounded daily until paid in full.

5.5    [Intentionally deleted]


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5.6    No Withholdings. Licensee shall make all payments free and clear and without subtraction of any taxes, deductions, withholdings, conversion fees, wire transfer fees or offset of any kind, other than required withholding in the PRC for business tax and for passive income tax withholding pursuant to Article 19 of the Foreign Enterprises Tax Law. Licensee may not offset, deduct or withhold amounts owed it by Licensor. In the event of a change in PRC law that results in Licensor receiving reduced payments under this Agreement, the Parties agree to take such measures as are necessary to ensure that Licensor receives the amounts contemplated by the Parties.

5.7 Annual Sales Report. Not later than sixty (60) days after the end of each calendar year, Licensee shall send to Licensor by facsimile or data transmission, a report in English, verified by an independent auditor, showing the calculation of annual gross sales for the immediately preceding calendar year for Licensee as a whole and for each Territory Outlet in United States Dollars (the "Annual Sales Report"). The Annual Sales Report shall be accompanied by an audited balance sheet and profit and loss statement for Licensee prepared in accordance with United States generally accepted accounting principles. The cost of the Annual Sales Report shall be paid by Licensee.

5.8 Shortfall Fee. Licensee acknowledges that it intends to open and operate Territory Outlets during the term hereof at a rate no less than the schedule shown on Exhibit E. To the extent the Licensee fails for any reason to open and operate the minimum number of Territory Outlets as shown on the aforesaid Exhibit E in any "Shortfall Year" (as defined in this Section 5.8), Licensee shall pay Licensor a "Shortfall Fee" US$116,960 for each Territory Outlet not opened or operated. (A "Shortfall Year" shall mean each twelve (12) month period from April 1, 2001, and from each anniversary of such date.) The number of Territory Outlets shall be measured as of the end of each Shortfall Year for which such number of Territory Outlets is required and such Shortfall Fee, if any, shall be due and payable within thirty (30) days after the end of each Shortfall Year for which such number of Territory Outlets is not achieved. No Shortfall Fee shall be payable if the total number of Territory Outlets open at the end of the Shortfall Year in question is at or above the minimum set forth on Exhibit E.

5.9    Additional Remedies. In addition to all other remedies, but subject to
Section 5.9(a), Licensor may, at its option, terminate this Agreement, or terminate the exclusivity granted by this Agreement, so that, upon notice, it will revert to a non-exclusive license if Licensee fails for any reason to have at least twenty-five Territory Outlets operating as of April 1, 2006. In the event Licensor opts to continue this Agreement on a non-exclusive basis, Licensee may continue to use the rights


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licensed under this Agreement on a non-exclusive basis and all other provisions hereof and all remedies of this Agreement remain in full force and effect, except that Section 5.8 shall no longer apply and Licensee thereafter only shall open new Territory Outlets with Licensor's prior written consent.

(a) The foregoing notwithstanding, Licensor's remedies under Section 5.9 shall not apply for so long as the failure to have a sufficient number of Territory Outlets operating is delayed or prevented by an act of God, a governmental prohibition (aside from Licensee's failure to obtain available permits or licenses), a strike, a flood, a riot or a war (declared or undeclared ) ("Force Majeure Event"), provided that:

       (i) In order to excuse such delay or failure hereunder the Licensee shall promptly notify Licensor of the Force Majeure Event, specifying the nature and particulars thereof and its expected duration; and

       (ii) Within ten (10) days after the cessation of such Force Majeure Event, Licensee shall give notice to Licensor specifying the date of cessation thereof; and

       (iii)  Upon cessation of the Force Majeure Event the remedies of Section
              5.9 shall remain effective with all time periods contained therein deemed extended by the length of time between the notice of force Majeure Event and the cessation of the Force Majeure Event.

6.     ADDITIONAL DUTIES OF LICENSEE

6.1    Compliance with Business Plan

Licensee shall provide a Business Plan to Licensor during October of each Year for the ensuing two (2) calendar Years, and Licensee will use its best efforts to comply with the Business Plan.

6.2 Territory Outlets' Name. All Territory Outlets shall be operated under the name "PriceSmart". The name, and its Chinese counterpart, shall remain the exclusive property of Licensor, and shall be considered part of PriceSmart's Intellectual Property. Licensor shall not unilaterally require Licensee to operate the Territory Outlets under a different name. If it becomes necessary for Licensor to require Licensee to change the name of the Territory Outlets, Licensor shall consult with Licensee and obtain its consent to the change (which shall not be unreasonably withheld), otherwise Licensor shall be deemed to have breached this


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Agreement and shall compensate Licensee for its costs, expenses and losses resulting therefrom.

6.3    Observance of Licensor Policies and Corrective Action

(a) In establishing and operating Territory Outlets, Licensee shall comply with all reasonable policies, procedures and quality standards established by Licensor for operation of a Territory Outlet. Current policies, procedures and quality standards are contained in Exhibit F. Such policies, procedures and quality standards may be supplemented and amended from time to time by Licensor in its reasonable discretion. A material failure to conform thereto shall be a material breach of this Agreement.

(b) Licensee agrees that, consistent with Licensor's policies, it shall maintain the condition and appearance of Territory Outlets as clean, attractive, modern, sanitary, convenient and efficiently operated stores selling high-quality products. If at any time, in Licensor's reasonable judgement, the general state of repair, appearance or cleanliness of a Territory Outlet or any aspect thereof, does not meet Licensor's standards, Licensor shall notify Licensee of such breach. Notice under this subsection shall be deemed a notice of breach under Section 12.1(d)Licensor may exercise all of its remedies hereunder for breach, including among other things, termination under Section 12.1. In addition, Licensor shall have the right, but not the obligation, to enter the premises of the Territory Outlet, after reasonable notice to Licensee and at reasonable hours, to effect the repairs and other changes to bring the Territory Outlet into conformity, and Licensee shall reimburse Licensor for all reasonable costs connected thereto.

6.4 Compliance With Laws, Taxes. In establishing and operating Territory Outlets, Licensee shall observe and abide by all applicable laws, ordinances, rules, regulations, and licensing requirements of any governmental or quasi-governmental entity. Licensee shall prepare and file, at its own expense, all filings required by applicable tax and other laws in the PRC, and shall pay all taxes required to be paid in connection with the establishment and operation of Territory Outlets, their property and the income derived therefrom. Licensee will fully cooperate and use good faith, diligent efforts to assist Licensor with regard to securing all Governmental Approvals (including that of the Approval Authority), as well as the registration of this Agreement, if such registration is required by law. Licensee agrees to comply with Licensor's policies on ethical business conduct. Licensee shall not give anything of value to any government official to obtain or retain business. Licensee shall ensure that any individual working for Licensee but who is an employee of


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Licensor or any of Licensor's affiliates shall not be required to do any of the following actions: offer to give or give anything of value to any government official to influence any act or decision of such official or government, or to obtain or retain business.

6.5 Insurance. Licensee will obtain and maintain, at its expense, a policy or policies of property, general liability and products liability insurance, with endorsements naming as additional insured Licensor, and any other Licensor Affiliate designated by Licensor. The policy or policies shall be in such amounts, with such companies and containing such other provisions which shall be reasonably satisfactory to Licensor. All such policies shall provide that the coverage thereunder shall not be terminated without at least thirty (30) days' prior written notice to Licensor and the other additional insured. Licensee shall provide copies of certificates of insurance to Licensor evidencing compliance with this Section.

6.6 Records. Licensee will maintain, in the English language, complete financial and other records of all transactions involving the Territory Outlets and this Agreement for at least seven (7) Years after each such record has been created. All records shall be filed in such a way that Licensor shall be able to access and use such records.

6.7 Inspections. Licensee shall allow (i) Licensor employees, at any reasonable time and from time to time and (ii) Licensor's designated representatives, including without limitation, auditors, financial advisors and legal advisors, at any reasonable time upon twenty-four (24) hours prior notice and from time to time, to enter any Territory Outlet or other business premises of Licensee and/or its Affiliates and examine or inspect such premises and Licensee's and/or its Affiliates' books and records, for the purpose of determining whether Licensee is complying in all respects with this Agreement. Licensee shall, and shall cause its Affiliates, employees and representatives to, cooperate fully with such inspections to ensure that Licensor and its designated representatives have access to all information they consider necessary to verify compliance by Licensee with this Agreement. Each party shall bear its own costs in connection with such inspections.

6.8 Injunctive Relief. Licensee acknowledges that damages would be an inadequate remedy for any breach of the provisions of Sections 6.3, 6.4 and 6.7. Therefore, the obligations of Licensee hereunder shall be specifically enforceable and Licensor shall be entitled to an injunction, restraining order or other equitable relief, restraining any party from committing any violations of the provisions of Sections 6.3, 6.4 and 6.7 above, and the prevailing party at any of such proceedings for injunctive relief shall be entitled to all costs, expenses, and fees (including, without limitation, attorneys' fees) incurred in connection with such action. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedy any party may have.

6.9 Visas and Work Permits. Licensee shall fully cooperate with Licensor to assure availability of visas and, if applicable, work permits from the relevant governmental entities in the PRC to enable personnel of Licensor to perform Licensor's rights and obligations hereunder.

6.10 Membership Cards: Reciprocal Memberships. Licensee shall issue membership cards to its members, and shall design its membership cards in the format, graphics, and size reasonably specified by Licensor. Licensor and Licensee agree to permit reciprocal shopping privileges between members of the Territory Outlets and members of any other outlets licensed or operated by Licensor.

7.     MERCHANDISING.

7.1 Licensor Product Sourcing Program. Licensor shall allow Licensee to participate in a product sourcing program whereby Licensee purchases from Licensor goods (LICENSOR GOODS) from the United States and certain other locations outside the PRC. When Licensee purchases Licensor Goods from Licensor, Licensor will utilize its systems to provide to Licensee integrated cost, and efficient distribution methods with regard to such Licensor Goods, including assistance in negotiating shipping rates and tracking landed costs for such Licensor Goods. Licensor shall designate, in its discretion, Licensor merchandising employees who shall assist Licensee in such program. As to any particular order for Licensor Goods, neither party shall be obligated to purchase from or sell to the other party, except to the extent a purchase order is submitted by Licensee and accepted by Licensor in its discretion under
Section 7.2.

7.2 Purchase Orders. Orders for Licensor Goods shall be placed by Licensee utilizing a form of purchase order to be provided for this purpose by Licensor. Each purchase order, if accepted by Licensor, shall be deemed a separate sale between Licensor and Licensee. No purchase order for Licensor Goods shall have any effect, legal or otherwise, until and unless it is accepted in writing by Licensor.

7.3 Payment. Prices and payments for Licensor Goods shall be in United States Dollars. Payments shall be made through electronic funds transfers or pursuant to the provisions of an irrevocable commercial letter of credit, as determined by Licensor in its discretion. Any such letter of credit shall be issued only by a bank approved in writing by Licensor in its discretion, and shall contain only such terms and conditions approved in writing by Licensor in its discretion. Licensee shall obtain any reasonable amendments to such letter of credit requested from time to time by Licensor. Licensee shall bear all expenses for any letter of credit or wire transfers, except amendments requested by Licensor after it has approved the terms and conditions of such letter of credit.

7.4 Prices. Prices for all Licensor Goods shall be determined by Licensor. Licensor shall set each price to cover Licensor costs for the Licensor Goods and profit plus taxes, duties, shipping costs, any insurance incurred by Licensor, and any extra costs directly related to such purchase, including customary overhead. Shipping costs will include freight, handling, packing, loading, unloading, drayage, port, harbor, brokerage, freight forwarding and all other costs, charges, fees, and payments of any kind relating to the shipment of the Licensor Goods. Prices shall be on a "free carrier" ("FCA") or "free on board" ("FOB") Licensor's distribution center basis, as defined in Incoterms 2000, but shall also include costs prepaid by Licensor (e.g., prepaid airfreight, refrigerated freight and the like).

7.5 Risk of Loss. Title to and all risk of loss of Licensor Goods shall pass to Licensee when such Licensor Goods are delivered to and accepted by the common carrier at the port of discharge or at the carrier's warehouse designated by Licensee. All costs thereafter, including shipping costs (as described in 7.4 above), insurance, duties, taxes, brokerage, etc., shall be borne by Licensee.

7.6 Shipment. At Licensee's request, Licensor will arrange shipment by common carrier of the Licensor Goods for Licensee at Licensee's risk and expense. Any carrier selected by Licensor is not an agent of Licensor, and Licensor does not assume any risk of loss associated with the actions of such carrier.

7.7 Storage. Licensor may for any reason and in its discretion store, at its premises or elsewhere, Licensor Goods ordered by Licensee and incur reasonable storage charges which shall be at Licensee's expense.

7.8 Importation. Licensee shall be solely responsible for compliance with any and all legal, regulatory and governmental requirements in the PRC, and shall obtain all governmental approvals, relating in any way to importation of the Licensor Goods.

7.9 Resale. All Licensor Goods purchased by Licensee from Licensor shall be used solely for resale in the Territory Outlets or otherwise in connection with the Merchandise Business System. Licensee shall not export any Licensor Goods from the PRC.

8.     PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

8.1 Filings. Licensor shall have the exclusive right to file and maintain, or to cause to be filed and maintained, in each instance at its sole discretion, any and all trademark and other registrations required to protect PriceSmart Intellectual Property in the PRC. Licensee shall cooperate with Licensor in such filings.

8.2 Applications. All applications, registrations, renewals and extensions relating to PriceSmart Intellectual Property shall be in Licensor's name, or the name of such other party as Licensor deems appropriate, and shall be made at Licensor's sole cost and expense.

8.3 Assistance. At Licensor's request, Licensee shall execute all such documents, and supply Licensor with any documents, samples or other materials, as are reasonably necessary or expedient to aid Licensor in preparing, obtaining, filing, recording or maintaining any such application, registration, renewal or extension, and the costs of Licensee's assistance under this Section
8.3 shall be borne by Licensee.

8.4 Ownership. Licensee acknowledges that, as between it and Licensor, the computer software systems, the Source Codes referenced in Section 3.1 of this Agreement and all other PriceSmart Intellectual Property are owned by Licensor, and Licensee will not challenge any right, title and interest of Licensor to any of them. Licensee shall not in any manner represent that it has ownership of any PriceSmart Intellectual Property. Any use by Licensee of PriceSmart Intellectual Property shall inure to the benefit of Licensor. Licensee shall not register or attempt to register any item of PriceSmart Intellectual Property or any similar trade name or trademark under the laws of any jurisdiction. Licensee shall not at any time do or cause to be done any act or thing in any way impairing or tending to impair any part of Licensor's right, title and interest in any item of PriceSmart Intellectual Property, whether or not the same are registered in the PRC or in any other jurisdiction.

8.5 Notwithstanding any other provision of this Agreement, Licensee will not directly or indirectly use any PriceSmart Intellectual Property acquired from Licensor in connection with the ownership and operation of the Territory Outlets to establish, own or operate a business of any kind in any geographical area other than the Merchandise Business System in the Territory or to assist or advise in any manner any other Person with respect to the ownership or operation of a business of any kind in any geographical area.

8.6    Third Party Infringement

(a) In the event that Licensee discovers that any other person or entity is infringing or is making or has made any use of any portion of the computer software systems or any PriceSmart Intellectual Property, Licensee shall promptly notify Licensor of such use and shall cooperate fully with Licensor's efforts to enforce its rights against such user.

(b) Licensor, at its discretion, or if requested by Licensee and after giving reasonable consideration to such request, shall promptly decide whether or not to institute any legal action against any alleged infringer of PriceSmart's' Intellectual Property or the computer software systems in the People's Republic of China (an INFRINGER).

(c) Licensee shall, if requested by Licensor, and at Licensor's expense, be a co-plaintiff, assign its right to Licensor, or take such reasonable and necessary steps to allow Licensor to bring such legal actions and enforce the legal rights of both parties.

(d) Whether or not Licensee is requested by Licensor to join any such action, Licensee shall cooperate fully with Licensor in any legal action taken by Licensor.

(e) Licensee shall not take action on behalf of PriceSmart Intellectual Property against an infringer without Licensor's prior written consent.

8.7 Third Party Infringement Claims. Each party hereto shall promptly notify the other party in writing of any legal proceeding instituted, or written claim or demand asserted, by any third party, of which such party becomes aware, with respect to the infringement of any patent, copyright, trademark or other intellectual or commercial property right, or misappropriation of any trade secret or act of unfair competition, which is alleged to result from the use of any of the computer software systems or the PriceSmart Intellectual Property in the PRC (a THIRD PARTY CLAIM).

9.     INDEMNITIES

9.1 Indemnity and Hold Harmless. Licensee hereby indemnifies Licensor, its Affiliates, officers, directors, shareholders, employees and representatives (each, a LICENSOR INDEMNIFIED PARTY) against, and releases and holds each Licensor Indemnified Party harmless from, any and all claims, costs, losses, damages, liabilities and expenses incurred by such party, including, without limitation, settlement costs and reasonable attorneys' fees and disbursements (LICENSOR LIABILITY), provided Licensee does not, and shall not be obligated to, indemnify any

Licensor Indemnified Party against, release or hold any Licensor Indemnified Party harmless from, any Licensor Liability if such liability arises as a result of the willful misconduct, reckless action, gross negligence or breach of this Agreement by or attributable to Licensor or any such Licensor Indemnified Party. Licensor shall notify Licensee in writing of any claim or threatened claim of Licensor Liability within seven (7) days of receiving notice of such claim. Licensor agrees to cooperate in good faith and to use its best efforts to assist Licensee in the defense or prosecution of any action, proceeding or claim that relates to any Licensor Liability.

9.2 Infringement Indemnity. Licensor hereby indemnifies Licensee, its Affiliates, officers, directors, shareholders, employees and representatives (each, a LICENSEE INDEMNIFIED PARTY) against, and releases and holds each Licensee Indemnified Party harmless from, any and all claims, costs, losses, damages, liabilities and expenses incurred by such party, including, without limitation, settlement costs and reasonable attorneys' fees and disbursements (LICENSEE LIABILITY), arising out of or relating to the infringement of any patent, trademark right or any other Intellectual Property right, copyright of any third party caused by Licensee's use of the PriceSmart Intellectual Property, except any claim of infringement resulting from (i) any modification or alteration of the PriceSmart Intellectual Property made by Licensee or (ii) the use of the PriceSmart Intellectual Property in a manner not contemplated by this Agreement. Licensee shall notify Licensor in writing of any claim or threatened claim of infringement within seven (7) days of receiving notice of such claim. Licensor shall solely control and defend or settle, at its discretion, any claim or suit for which Licensee may seek indemnification hereunder. Licensor may effect a settlement of any such claim by (1) acquiring for Licensee's benefit a license or other rights for the prior use of any such infringing property, and, at Licensor's sole discretion, either (2) acquiring for Licensee's benefit a license or other rights for the continued use of the infringing property, or (3) rendering any such property non-infringing with no substantial loss of functional capability, or (4) replacing any such infringing property with non-infringing property of substantially the same functional capability. Licensee agrees to cooperate in good faith and to use its best efforts to assist Licensor in the defense or prosecution of any action, proceeding or claim that Licensee's use of the PriceSmart Intellectual Property infringes any patent, trademark right or any other intellectual property right, copyright of any third party.

9.3 Survival. The indemnity obligations in this Section 9 shall survive expiration or termination of this Agreement for any reason.

10.    CONFIDENTIAL INFORMATION AND NON-COMPETITION.

10.1 Confidentiality. In addition to and not in lieu of its other obligations under this Agreement, during the term of the Agreement and for five (5) Years thereafter, Licensee and its Affiliates shall maintain in strict confidence all information it has obtained or shall obtain from Licensor or its Affiliates, pursuant to this Agreement or otherwise, relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of Licensor and its Affiliates (LICENSOR CONFIDENTIAL INFORMATION); except to the extent such information (i) is in the public domain through no act or omission of Licensee, (ii) is required to be disclosed by law, or (iii) is independently learned by Licensee outside of this relationship. Licensee agrees to cause its employees, agents or representatives who may have access to such Licensor Confidential Information to enter into an appropriate written confidentiality and proprietary rights agreement, in the form attached hereto as Exhibit G or in another form acceptable to Licensor and Licensee, prior to disclosing any Licensor Confidential Information to such employees, agents or representatives. Licensor shall be a third party beneficiary of such agreements. Licensee shall use its best efforts to protect the Licensor Confidential Information, and shall not use the Licensor Confidential Information for its own benefit or the benefit of any other person or entity, except as may be specifically permitted in the Agreement.

10.2 Key Employees. At the request of Licensor, Licensee shall identify all directors, and officers and all other management personnel of Licensee ("Key Employees").

10.3 Non-Competition. In order to preserve for the benefit of Licensor the value of Licensor Confidential Information, Licensee agrees that neither it, its Affiliates nor its Key Employees shall engage in, be employed by, consult for or invest in a business anywhere in the PRC which is similar to or with the Merchandise Business System, including, among other things, warehouse stores and hypermarkets, during the term of this Agreement. Notwithstanding the foregoing, Licensee may develop and operate complimentary businesses that would: both (i) add value to the Territory Outlets and their members; and (ii) not compete with the business of the Territory Outlets. It shall be the obligation of Licensee, no later than ninety (90) days following the date of this Agreement, to procure from all Affiliates and Key Employees their written agreement to abide by this covenant in the form attached hereto as Exhibit H or in another form acceptable to Licensor and Licensee, and Licensor shall be a third party beneficiary of each such written agreement. If Licensor terminates this Agreement early because

Licensee has failed to comply with its material obligations under this Section 10.3, the parties to this Agreement agree that all rights and obligations under this Agreement shall cease (except such items as survive termination of this Agreement as set forth in Section 12.3(e)) and Licensee shall have no further rights to use the Merchandise Business System and shall immediately cease to do so. Notwithstanding the foregoing, after such termination by the Licensor, Licensee may continue to operate its then-existing stores in a manner similar to the Merchandise Business System, provided that Licensee shall continue to pay the Annual Royalty pursuant to Sections 5.1-5.6 hereof; and provided further that Licensee shall not operate its then-existing stores under a name which is confusingly similar to the then-authorized PriceSmart trademark.

10.4   Injunctive Relief. In the event of a breach or threatened breach of this
Section 10, the parties agree that money damages, alone, would be an inadequate remedy, and that Licensor may apply for and obtain injunctive and other equitable relief without necessity of bond or other security, to prevent or remedy such breach.

11.    TERM; TERMINATION

Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall have an initial term consisting of ten (10) Years commencing on the effective date as referred to in Section 14.6 of this Agreement (the INITIAL
TERM). The term shall automatically extend, subject to the requirements of the then-applicable PRC laws and regulations, for a period of ten (10) Years, unless either party notifies the other in writing at least ninety (90) days prior to the termination of the Initial Term that it desires to terminate this Agreement.

12.    TERMINATION

12.1 Termination of Agreement; Termination by Licensee or Licensor. This Agreement (i) may be terminated pursuant to Sections 5.9, 10.3, or 17 of this Agreement; or (ii) may be terminated upon written notice, immediately, by Licensee or Licensor if any of the following occur:

(a)    A receiver is appointed for the other party or its property;

(b) The other party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of creditors;

(c) Any proceedings are commenced against the other party under any bankruptcy, insolvency or debtor relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof;

(d) The other party materially breaches or fails to perform any obligation or covenant in this Agreement and fails to cure such breach or failure within thirty (30) days following notice thereof by the party; provided, that if such breach or failure cannot be cured within such thirty (30) day period, then the other party shall not be deemed to be in breach hereunder if it has commenced a cure within such thirty (30) day period and the other party diligently completes such cure as soon as possible, and within a sixty (60) day period;

(e) The other party materially breaches or fails to perform any obligation or covenant in this Agreement for the third time during any twelve (12) month period; or

(f) Any other agreement between Licensor and Licensee relating directly to this Agreement, including but not limited to the PRC Trademark License Agreement, is terminated due to a breach by the either party of such agreement.

12.2 Termination by Licensor. This Agreement may be terminated upon written notice, effective immediately, by Licensor if either of the following occur:

(a) There shall occur, in a single transaction or series of transactions, any sale or other disposition of all or substantially all of the assets, or more than fifty percent (50%) of the capital stock, of Licensee, or any other act that transfers direct or indirect control of Licensee; or

(b) Licensor exercises its option to terminate under Section 5.9, 10.3 and 17.

12.3   Effect of Termination. Subject to the other provisions of this
Section 12, and of Sections 5.9, 10.3 and 17 of this Agreement, upon termination or expiration of this Agreement for any reason:

(a) The license referred to in Section 2.1, the rights of access referred to in Section 3.3 and the services referred to in Sections 4 and 7 shall terminate forthwith and automatically. The foregoing notwithstanding, (i) if Licensor terminates this Agreement without cause by ninety (90) day notice under Section 11, Licensee shall be deemed to retain a perpetual, royalty-free license to use the then-authorized servicemark on its then-existing Territory Outlets, subject to the applicable terms of this Agreement

       (including Licensee's compliance with the policies, procedures and quality standards as set forth in Exhibit F), and (ii) if this Agreement is terminated by Licensor pursuant to Sections 12.1 or 12.2, Licensee shall retain a non-exclusive license to use the then-authorized servicemark on its then-existing Territory Outlets for ninety (90) days after the date of termination, subject to the applicable terms of this Agreement (including Licensee's compliance with the policies, procedures and quality standards as set forth in Exhibit F);

(b) Each party shall return to the other all proprietary and confidential information obtained from such other party in connection with this Agreement;

(c)    Each party shall forthwith pay to the other all amounts due hereunder;

(d) Licensee shall otherwise cease forthwith to use any Licensor Trademarks and other PriceSmart Intellectual Property and shall return all materials, written or otherwise, delivered by Licensor to Licensee in connection with this Agreement; and

(e) All obligations of the parties hereunder shall terminate prospectively forthwith (other than those set forth in Sections 6.6, 6.7, 6.8, 7.9, 8, 9, 10 and 13, which shall survive indefinitely or as specified therein).

12.4 Legal Remedies. The termination or expiration of this Agreement shall not affect the legal rights or remedies of either party arising from any material breach of this Agreement prior to such termination.

13.    ARBITRATION

13.1 All disputes, claims and controversies concerning the validity, interpretation, performance, termination and/or breach of this Agreement ("Dispute(s)") shall be referred for final resolution to arbitration in Stockholm, Sweden under the Arbitration Institute of the Stockholm Chamber of Commerce in accordance its Arbitration Rules then in force (the "Rules"). The parties hereby agree that arbitration hereunder shall be the parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the parties, and may be confirmed by the judgement of a court of competent jurisdiction. All proceedings shall be conducted in the English language. In the event of any conflict between the Rules and this paragraph, the provisions of this paragraph shall govern.

13.2 The parties agree that the arbitrator(s) may issue any interim or conservatory measure they deem appropriate pending completion of the arbitration, including preliminary injunctive relief as provided in Sections 6.8 and 10.4 above, and the parties agree to be bound by any such interim order. In the event that either party does not comply with any such interim order, the other party may apply to any court of competent jurisdiction to enforce such award and the non-complying party shall be liable for all costs (including attorney's fees) thereby incurred.

13.3 The prevailing party in any dispute settlement proceeding shall be awarded its reasonable attorneys' fees against the non-prevailing party or parties.

14.    GENERAL PROVISIONS

14.1   Relationship of Licensee and Licensor.

Neither Licensee nor Licensor shall be deemed to be an agent or representative of the other; both acknowledge that the relationship between them shall be and at all times remain one of an independent contractor. The relationship between Licensee and Licensor shall not be construed to place them in the position of partners or joint ventures. Except as otherwise provided herein, neither party shall have the right or authority to assume, create or enlarge any obligations or commitment on behalf of the other party and shall not represent itself as having the authority to bind the other party in any manner.

14.2 Assignment. Except as expressly provided herein, neither party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Licensor may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to an Affiliate, and/or in conjunction with a Transaction, without Licensee's prior written consent.

14.3 Amendments. Amendments to or modifications of this Agreement may be made only by mutual agreement of the parties in writing and shall be subject to whatever approvals of the appropriate authorities as are required by applicable law.

14.4 No Waiver. The failure of either party to insist upon the strict observance and performance of the terms, provisions or conditions of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms, provisions or conditions.

14.5 Notice. All notices and other communications under the Agreement shall be in writing, shall be delivered by facsimile transmission, air courier service, in person or by registered or certified mail with return receipt requested, and shall be deemed to have been duly given on the date of any receipt or record maintained by the service or person making delivery. Delivery shall be to the address set forth below or such other address or facsimile number as may hereafter be furnished in writing by either party to the other. The current address for each party is set forth below the signatures, hereinbelow.

14.6 Effectiveness of Agreement. This Agreement shall be effective as of the date it is executed by all of the parties to this Agreement. In the event any provision, or portion thereof, of this Agreement is otherwise held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions, or portions thereof, of this Agreement shall continue to exist and shall remain in full force and effect.

14.7 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties relating to the supply of technology by Licensor to Licensee (not including matters related to the licensing of Licensor Trademarks) and all previous agreements relating to the direct or indirect supply of technology by Licensor to Licensee and all rights and obligations under any such previous agreements are null and void (subject only to the last sentence of Section 5.1 of this Agreement).

14.8 Applicable Law. This Agreement shall be interpreted in accordance with, and all questions concerning the validity, interpretation, performance or breach of this Agreement shall be governed by the laws of Hong Kong.

14.9 Language. This Agreement is executed in English and Chinese versions; in the event of discrepancy the English version shall prevail.

15.    RESTRICTION ON TRANSFERS

15.1 Licensee shall not directly or indirectly transfer, sell, assign, pledge or otherwise encumber ("Transfer") any of its shares to (i) any person or entity which has been the subject of bankruptcy proceedings or insolvency during the prior five (5) Years, (ii) any person or entity with a criminal record, or (iii) any of Wal-Mart Stores Inc., Target Stores, Kmart Corporation, Costco Companies, Inc., The Home Depot, Inc. and Office Depot, Inc. and each of their respective Affiliates. This provision shall cease to apply in the event that Licensee becomes a publicly traded company

15.2   [Intentionally deleted]

15.3 Any transfer or issuance in violation of this Agreement shall be deemed to be a material breach hereof.

16.    [INTENTIONALLY DELETED]

17.    CHANGE OF CONTROL OF LICENSOR

In the event Licensor enters into a Transaction with another entity, then: (i) at the sole discretion of Licensor or such other entity this Agreement, and all rights and obligations of the parties under this Agreement, shall terminate immediately upon notice of such termination by Licensor or such other entity to Licensee, excepting only as follows:

(a) If this Agreement is so terminated then, at Licensee's sole discretion, and provided that Licensee pays in advance to such other entity an annual fee of US$116,960, Licensee may notify Licensor and such other entity of Licensee's election to retain throughout the remaining term of this Agreement (calculated as if no such termination had occurred) the exclusive right to utilize the "PriceSmart" name on its existing and future Territory Outlets in the Territory. Such notice and payment by Licensee is to be delivered within fifteen calendar days of Licensee's receipt of the aforementioned notice of termination. In such event: (i) the applicable provisions of this Agreement relating to such right to use this "PriceSmart" name shall remain in effect; but (ii) Licensee shall not retain any other right or rights under this Agreement; and (iii) such right to utilize the "PriceSmart" name shall be terminable by Licensor or by said other entity in the event Licensee fails to comply with the policies, procedures and quality standards set forth in Exhibit F.

(b) At the expiration of such remaining term, and provided that Licensee is, and remains, in compliance with the aforementioned applicable provisions of this Agreement, Licensee shall be entitled to retain a perpetual, royalty-free license to use the "PriceSmart" name on its then existing and future Territory Outlets in the Territory; provided, however, that such right to utilize the "PriceSmart" name shall be terminable by Licensor or by said other entity in the event Licensee fails to comply with the policies, procedures and quality standards set forth in Exhibit F.

(c) In the event the circumstances referenced in clause (a) of this Section 17 occur, then Licensee and such other entity shall promptly prepare an Amendment to this Agreement, memorializing the new relationship between Licensee and such other entity, as described in clauses (a) and (b) of this Section 17 of this Agreement.

IN WITNESS WHEREOF, the parties, having full power and authority to enter into this Agreement, have executed this Agreement on February 28, 2001:

LICENSEE                           NOVONT HOLDINGS CO., LTD.

                                   By
                                       ----------------------------------
                                             (Print Name and Title)

                                   Xuhai Building, Room 601
                                   No. 86 Haidian Road,
                                   Haidian District,
                                   Beijing, PRC
                                   Fax Number:
                                               ----------------------

LICENSOR:                          PRICESMART, INC.

------------------------           By
                                      --------------------------------------
                                              (Print Name and Title)

                                   4649 Morena Blvd.
                                   San Diego, CA. 92117
                                   Fax Number: (619)581-4707

US LICENSEE                        NOVONT, INC., DBA TIMETONE
                                   INTERNATIONAL GROUP

                                   BY:
                                      --------------------------------------
                                              (Print Name and Title)

                                   444 South Flower Street
                                   Los Angeles, California 90071
                                   Fax Number:
                                               ----------------------

IMPORT AGENT:                      CHENG CHENG IMPORT-EXPORT CO., LTD.

                                   BY:
                                      --------------------------------------
                                              (Print Name and Title)

                                   No. 18 Xueqing Road,
                                   Haidian District
                                   Beijing, PRC
                                   Fax Number:
                                               ----------------------

                                    EXHIBIT A

             AGENCY AGREEMENT BETWEEN NOVONT HOLDINGS CO., LTD. AND

                       CHENG CHENG IMPORT-EXPORT CO., LTD.

                                    EXHIBIT B

                                    TERRITORY

                             [Intentionally deleted]

                                    EXHIBIT C

                             J.D. EDWARDS AGREEMENT

                                    EXHIBIT D

                           FORM OF GROSS SALES REPORT

GROSS SALES REPORT
(RMB)

                          -------------------------------------------------------------
SALES:                    LOCATION 1  LOCATION 2   LOCATION 3   LOCATION 4     TOTAL
                          =============================================================
Product Sales

Membership Sales

Other Sales

Less: Value Added Tax

                          -------------------------------------------------------------
            Gross Sales:
                          -------------------------------------------------------------

                                    EXHIBIT E

                            TERRITORY OUTLET OPENINGS

SCHEDULE FOR OPENING TERRITORY OUTLETS:

----------------------------------------------------------------------
YEAR                NUMBER OF NEW    TOTAL NUMBER     DATE MUST BE
                    STORES           OF STORES        OPENED BY:
----------------------------------------------------------------------
2001                5                10               1 April 2002
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2002                3                13               1 April 2003
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2003                4                17               1 April 2004
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


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                                    EXHIBIT F

               CURRENT POLICIES, PROCEDURES AND QUALITY STANDARDS


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                      PRICESMART, INC. POLICIES, PROCEDURES

                              AND QUALITY STANDARDS

INTRODUCTION

Licensees are responsible for upholding PriceSmart standards of operation and complying with all applicable laws. This must be done in the context of properly managing people, merchandise, financials and facility. The following applies to the management of all departments of Licensee.

EVALUATION STANDARDS


PEOPLE

1.   Employee Relations

a. Treating Employees Fairly and Justly - this must be one of the most basic philosophies of the Licensee. Treating employees fairly means: paying fair wages to permit employees to live a decent life; providing proper benefits health care, pension, vacation, sick leave and bonus opportunity; timely and thoughtful employee evaluations to improve employee performance and morale, fair disciplinary actions, avoidance of favoritism, low turnover rate, and opportunity to be promoted.

b. Playing by the Rules - it is expected that the Licensee will adhere to the letter and spirit of any agreed to Union Agreement or Company Employee Handbook.

c. Employee Morale - Happy, dedicated employees are the key to successful results. Employees are happy when they are treated fairly, trained properly, well informed and welcomed as part of the team. The Licensee has the ultimate responsibility for employee morale. All managers must be the champions of his or .her employees and show strong leadership characteristics. Deserving employees must receive positive feedback for a job well done.

d. Management Development - The Licensee is expected to have qualified people in all staff positions and to develop staff personnel and managers for the company. The keys to management development are: good hiring, teaching, evaluating and giving periodic status reports regarding people available for promotion and transfer to meet the needs of all parts of the business and future growth.

2.  Member Relations

We are in business to serve our members. The standards we set for serving our members and how well we achieve those standards are directly related to the success of our business.

a. Check-Stand Service - the basic rule at the check-stands is one member at the register and no more than three waiting in line. Members must be checked out quickly, accurately and courteously. The manager and the staff must always be alert and attentive to giving the right service at the front-end.

b. Membership Service - the first impression of a new member must be a good one. The manager must assure prompt and courteous service. Nonqualified prospective members must be assisted to join, or turned over to a manager to sponsor, if needed.

c. Sales Service - Managers must have sufficient well-trained sales people in the selling and service departments.


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d.     Entrance and Exit Service - the first and last impressions must be good ones. These employees must understand their jobs, greet the members, and thank them as they leave.

e. Complaints - the manager must teach staff and employees to handle complaints courteously and attentively, and to seek assistance from senior staff when needed.

f. Following the Rules - The Licensee and staff must observe company rules and all international, state and local laws.

3.  Membership

a. Sign Ups - Membership is the foundation of our business. Members are customers who fuel our sales. Membership criteria should be set to attract the type of customers we want. Then the goal must be to sign up as many members as possible.

b. Membership Income - Membership fees should be viewed as a segment of gross margin. The fee policy needs to be set to achieve the lowest possible gross margin on merchandise by using the fee to compensate for the lower margin.

c. Renewal Follow Up - Non-renewed membership is lost sales and income. Renewal must be maximized; a replacement for a non-renewed member is more expensive than renewing a current member.

d. Additional Card -Extra cards equate to additional members shopping and number of cardholders. Cards per membership must be maximized.

e. Goal Setting and Strategy Development - Marketing programs influence the number of cardholders, shopping frequency and sales. Membership goals should be set to maximize the member base and a marketing strategy developed to accomplish these goals.

4.  Safety

Provide a safe working and shopping environment. Monitor working conditions and habits of employees to minimize accidents and expense.

a. Emergency Procedures - The Licensee needs to be sure that all staff and employees are familiar with emergency plans and ready to handle robberies, fire or other major problems.

b. Hold regular Safety Meetings and produce written minutes. Warehouse Manager to take immediate corrective action to cure unsafe conditions.

c. Public Liability - Ensure building and warehouse parking lot is free of any unsafe condition to minimize losses.

d.     Avoid serious accidents through good teaching and vigilance.

MERCHANDISE

1.  Merchandising

a. The policy of the Licensee must be to sell first quality name brand and private label merchandise, stored and displayed in a clean, attractive manner. The merchandise must meet all governmental requirements.

b. Wholesaling - The Licensee's business includes a wholesale business catering to the needs of small businesses. Product selection, packaging and pricing will reflect appropriate merchandising for these small businesses.


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c.     Pricing - The philosophy of the Licensee should be to save members as much money as possible, consistent with providing a fair return on corporate investment. At all times, the Licensee is responsible to reduce the price of merchandise by buying better, distributing more efficiently and reducing operating expenses to continue to add value to Membership.

2.  Inventory Management

a. The Licensee will purchase inventory to maintain adequate in-stock position while accelerating inventory turnover.

b. Food Service - Food service (food courts) are a basic feature of our business. Food will be handled in a healthful manner and the area will be maintained in a clean condition.

c. Excitement - Merchandising is partly entertainment. Good merchandising requires creativity and change in merchandising presentation, and in keeping with seasonal trends.

d. 6 Rights - The 6 Rights of merchandising must be applied to achieve the highest standards possible.

            - The Right Merchandise, in the Right Place, at the Right Time, in the Right Quantity, in the Right Condition, at the Right Price.

e. Communications - Warehouse locations, local buying group and local Central must provide quality communication to each other to improve the merchandise program.

f. Protection of Merchandise - this includes careful handling to minimize markdowns and proper systems and controls to achieve an annualized shrinkage result of .8% of sales or better.

g. Business Margins - Margins must be set and consistently reviewed so pricing is always competitive and provides Members with value. There must be a low price perception in the market about PriceSmart. Pricing umbrella should be known in all categories.

h. Protection of Cash - Minimize cash short, NSF check write-offs and losses from robberies.

FINANCIALS

1.     Financial Standards

a. Financial statements must be produced on a regular basis for local management to review and react in a timely manner.

b. Payment - all invoices to be paid on time with proper control on discrepancies.

c. Insurance - Maintain proper insurance coverage to protect assets of company.

d. Planning - annual capital and operating budgets should be completed in a timely and accurate manner.

FACILITY

1.     Construction and Facilities

a. Quality - Commercial grade facility. Duty worthy for 25-year life expectancy as operating warehouse style store.

b. Appearance - Simplistic design and strong appearance representing no frills, basic warehouse look.


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c.     Interior - Ease of access to the entrance and exit. Proper orientation to allow shoppers good visibility to merchandise, adequate travel paths, focus and directed shopping pattern. Good lighting levels and reflective surfaces allowing the merchandise to be presented in its best form to maximize sales potential.

d. Slab. Structure and Roof - Critical areas of Operations built to established and successfully executed means and methods.

e. Product Refrigeration - Installation and operation of product refrigeration systems that present the product well, hold proper temperatures for quality integrity, and offer superior energy efficiencies.

f. Facility Equipment - Facility equipment that has been successfully utilized in this application. Time and duty tested components specifically developed for the warehouse store industry.

g. Construction - Employ trustworthy competent contractors, experienced in building for the retailing industry. Contractors understanding the quality, schedule, and Operational interface required for timely and cost effective completion of the project.

h. Care of Facility and Equipment - it is the Licensee's responsibility to provide regular maintenance and care to maintain equipment facility in good working in order, to decrease downtime, to avoid costly repairs and to provide high standard fixtures and equipment for employees and members. Facility to be maintained in a clean, orderly fashion.

i. Repairs and Replacement - Repairs or replacement must be accomplished as needed and promptly.

j.     Additional Fixtures/Equipment - must be planned for and purchased.

k. Safety - All facilities shall be constructed, maintained, and operated so as to provide a safe environment for all employees and members.

EVALUATION METHODS

Audit Reports - Twice yearly audits of warehouse locations and Central operations will be conducted by PriceSmart San Diego Management and written review provided to local management. The local manager's timely response to audit reports and appropriate correction to problems will be a key part of the performance evaluation.


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                                    EXHIBIT G

                  EMPLOYEE'S CONFIDENTIAL INFORMATION AGREEMENT



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                                    EXHIBIT H

          KEY EMPLOYEE'S CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                                  ("AGREEMENT")


       In consideration of my employment or continued employment by ________________ ________________ (hereinafter "the company") and in consideration of the salary, wages or other compensation to be paid for my services during such employment, I hereby agree as follows:

1. As used in this Agreement the term "confidential information" means information relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of PriceSmart, Inc. or its affiliates; except to the extent such information (i) is in the public domain through no act or omission by me;
       (ii) is required to be disclosed by law, or (iii) is independently learned by me outside of my employment by the company.

2. During the term of my employment by the company, I will not, except as my duties to the company may require, disclose any confidential information to others.

3. After the term of my employment by the company, I will not disclose any confidential information to others unless such disclosure first has been authorized in writing by the company and by PriceSmart, Inc.

4. On termination of my employment by the company, or at any time it may so request, I will promptly deliver to the company all copies of any memoranda, notes, records, reports, manuals, catalogs, price lists or other documents relating to or containing any confidential information which I possess or may have under my control.

5. I am familiar with the Merchandise Business System licensed by PriceSmart to Novont Holdings Co., Ltd. under the agreement between them dated February 28, 2001. I agree that during the term of my employment by the company and for three years thereafter, I shall not engage in, be employed by, consult for or invest in a business which is similar to or


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       competitive with the Merchandise Business System, including among other things, discount stores, warehouse stores, and hypermarkets; except, however, that I may engage in, be employed by, consult for or invest in businesses that would: both (i) add value to the Territory Outlets and their members; and (ii) not compete with the business of Territory Outlets.

6. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, and to the benefit of PriceSmart, Inc. who may enforce it as a "third party beneficiary."

7. Damages are an inadequate remedy for a breach of this Agreement. I, therefore, agree that should a breach or threatened breach of this Agreement occur, the company and/or PriceSmart, Inc. may without prejudice to any other remedies which they may have, immediately obtain and enforce injunctive relief prohibiting me from violating this Agreement.

8.     This is the only agreement between these parties on this subject matter.

9. This Agreement can be modified or rescinded only by a writing signed by both parties and by PriceSmart, Inc.

       I have read the foregoing, agree thereto, and hereby acknowledge receipt of a copy of this Agreement.


                                            ---------------------------
                                            Signature of Employee

WITNESS:

--------------------------



By
  ------------------------

Title                           Date
      --------------------           ------------


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